NEWS RELEASE

FOR IMMEDIATE RELEASE
For more information, contact:
Carrie Schafer
Executive Director, Public Relations
Phone: (303) 804-4075
E-mail: carrie_schafer@csgsystems.com


CSG SYSTEMS DENIES ALLEGATIONS IN "MERITLESS"
COMPLAINT FILED BY AT&T BROADBAND

ENGLEWOOD, COLO. (March 29, 2002)- CSG Systems (NASDAQ: CSGS) today strongly denied the allegations in a complaint filed Thursday by AT&T Broadband seeking to force CSG to provide AT&T with data CSG believes AT&T is not entitled to under their agreement at this time.

	CSG is a leading supplier of customer care and billing systems and it provides a variety of services to AT&T under a long-term contract. AT&T uses CSG's services to provide customer care and billing support for approximately 16 million subscribers.

	In a complaint filed Thursday in Arapahoe County District Court, AT&T alleged that CSG was in breach of the agreement for failing to acquiesce to AT&T's demand that CSG provide a particular type of data to AT&T by April 15. AT&T is seeking this data in a "standard deconversion format" and acknowledged in its complaint that it wants this type of data in order to "to have an alternative vendor prepared to replace CSG."

	"AT&T's complaint is meritless and we are confident that all its claims will be dismissed," said Joe Ruble, CSG's senior vice president of corporate development and general counsel. "CSG is in full compliance with its obligations under its contract with AT&T and this lawsuit is merely AT&T's latest attempt to bully CSG into renegotiating the contract," Ruble added.

	AT&T's complaint is meritless for many reasons, Ruble noted. Among others, CSG is required to provide this data to AT&T in the requested format only upon termination or expiration of the parties' contract.

	"Given that our agreement is in full force and effect, this request by AT&T is premature. It appears as though AT&T is making plans to breach its obligations to CSG and CSG will do everything necessary to defend the integrity of its agreement with AT&T- an agreement under which CSG has fully and faithfully performed since 1997."

	CSG intends to file a written response to AT&T's allegations.

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About CSG Systems

With worldwide headquarters in Englewood, Colo., CSG Systems is a subsidiary of CSG Systems International, Inc. (NASDAQ: CSGS) CSG and its wholly-owned affiliates serve more than 230 service providers in nearly 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG's unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our web-site at www.csgsystems.com.

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